                                                                    EXHIBIT 99.1

                                     FOR:   Salton, Inc.

                             APPROVED BY:   William B. Rue
                                            President and Chief Operating
                                              Officer
                                            (847) 803-4600
FOR IMMEDIATE RELEASE
DRAFT #6                   CONTACT:         Investor Relations:
                                            Betsy Brod/Suzanne Rosenberg/David
                                              Waldman
                                            Press: Laura Novak/Stephanie
                                                   Sampiere
                                            Morgen-Walke Associates
                                            (212) 850-5600


             SALTON, INC. REPORTS FISCAL 2002 FIRST QUARTER RESULTS

         LAKE FOREST, IL, NOVEMBER 8, 2001 -- SALTON, INC. (NYSE: SFP), today reported its fiscal 2002 first quarter results for the period ended September 29, 2001.

         For the quarter, net sales were $198.4 million, compared to $207.2 million in the same period last year. Operating income was $24.1 million, compared to $43.7 million in the year ago comparable quarter. Net income for the quarter was $7.4 million, or $0.49 per diluted share, compared to $21.5 million, or $1.35 per diluted share in the prior year's period. The weighted average common and common equivalent shares outstanding for the quarter were 15,056,304 compared to 15,938,749 in last year's comparable quarter. Operating results in the first quarter of fiscal 2002 included sales of $19.9 million and net income of $1.1 million from Salton Europe, formerly Pifco Holdings PLC, excluding any acquisition related costs or amortization.

         Leonard Dreimann, Chief Executive Officer of Salton, stated, "Business conditions remained challenging during the first quarter, as retailers were more promotional in their efforts to drive traffic to their stores. However, our broad selection of merchandise uniquely enables Salton to withstand changing economic conditions. Specifically, weakness in our higher price-point merchandise was largely offset by our extensive selection of lower price-point items. Our George Foreman (TM) product line sales, while lower year over year in dollar sales, experienced higher unit volumes and met our expectations, as retailers opted to purchase smaller, more promotional grills. Farberware(R), Toastmaster(R) and Salton at Home(R) products also performed well during the quarter. As anticipated, sales of White-Westinghouse(R) brand products continued to decline and represented only 3.2% of first quarter fiscal 2002 sales compared to 6.8% of sales during the first quarter of fiscal 2001."

         Mr. Dreimann continued, "While Europe has not been insulated from the current domestic economic difficulties, our new Salton Europe business has helped diversify our business channels and continues to

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perform to our expectations. Importantly, we are starting to develop new synergies with Salton Europe, as we make our vendor relationships available to them and increase our buying power."

         Mr. Dreimann concluded, "Looking ahead, we are cautiously optimistic, as we enter the important holiday selling season. Our sales have rebounded nicely from mid-September levels, we have a strong pipeline of new business and we are very well positioned. During the second quarter, we are planning several visible, yet efficient marketing campaigns, which we expect to propel our retail sell through. As a result, we anticipate EPS of approximately $1.80 for the first half of fiscal 2002, which is consistent with the low end of our guidance range issued before September 11. As always, we continue to keep our options open to additional acquisition targets, such as our successful acquisition of Pifco Holdings PLC, Stiffel(R), Westclox(R) and Big Ben(R) brand names, whose products complement our existing distribution network and generate substantial profit through economies of scale. Furthermore, our existing infrastructure is more than sufficient to support our planned growth for the foreseeable future. As a result, we remain extremely confident in the long-term growth prospects for our business."

         The Company also announced today that it has entered into an amendment to its senior credit facility, revising certain financial covenants.

CONFERENCE CALL

         A conference call discussing first quarter results will be held today, November 8, 2001, at 10:00 A.M. EST. Investors can access the conference call via a live webcast on the Company's website at www.saltoninc.com. A replay of the call will be maintained on the www.saltoninc.com website.

ABOUT SALTON, INC.

         Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances under well-recognized brand names such as Salton(R), George Foreman(TM), Toastmaster(R), Breadman(R), Juiceman(R), Juicelady(R), White-Westinghouse(R), Farberware(R), Melitta(R), Russell Hobbs(R), Tower(R), Haden(R), Welbilt(R) and Aircore(R). Salton also designs and markets tabletop products, time products, lighting products and personal care and wellness products under brand names such as Block China(R), Atlantis(R) Crystal, Sasaki(R), Calvin Klein(R), Ingraham(R), Timex(R), Westclox(R), Big Ben(R), Spartus(R), Stiffel(R), Ultrasonex(TM), Relaxor(R), Carmen(R), Hi-Tech(R), Mountain Breeze(R), Salton(R), and Pifco(R).

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Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission Filings.

                                 (tables follow)

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                                    Unaudited
                             (Dollars in Thousands)



 ASSETS                                                  Sept 29,       June 30,
                                                           2001           2001
                                                        ----------     ----------
Current Assets:
  Cash                                                  $   45,269     $   30,097
  Accounts receivable, net of allowances                   230,434        185,881
  Inventories                                              236,699        192,502
  Prepaid expenses and other current assets                  9,850         10,100
  Prepaid income taxes                                       9,613         14,907
  Deferred income taxes                                      4,649          4,419
                                                        ----------     ----------
    TOTAL CURRENT ASSETS                                   536,514        437,906

Net Property, Plant and Equipment                           48,920         47,724

Patents and Trademarks, net of accum amort                 136,238        132,128
Cash in escrow for Pifco loan notes                         17,748         17,748
Intangibles, net and Other Non-current Assets               98,820         87,378

                                                        ----------     ----------
TOTAL ASSETS                                            $  838,240     $  722,884
                                                        ==========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving line of credit and other current debt       $  171,240     $   41,530
  Accounts payable                                          35,599         33,450
  Accrued expenses                                          39,646         32,908
  Foreman guarantee                                          1,540         19,370
                                                        ----------     ----------
    TOTAL CURRENT LIABILITIES                              248,025        127,258

Non-current deferred tax liability                           2,301          2,293
Senior subordinated notes due 2005                         125,000        125,000
Senior subordinated notes due 2008                         157,706        148,325
Loan notes to Pifco shareholders                            11,595         11,271
Other notes payable                                         72,151         97,240
                                                        ----------     ----------
    TOTAL LIABILITIES                                      616,778        511,387

STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY                             221,462        211,497
                                                        ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $  838,240     $  722,884
                                                        ==========     ==========

                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                                    UNAUDITED
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


                                                            YEAR TO DATE
                                                    ---------------------------
                                                      9/29/01         9/30/00
                                                    -----------     -----------
NET SALES                                           $   198,350     $   207,246
Cost of goods sold                                      117,147         117,987
Distribution expenses                                    13,348           9,989
                                                    -----------     -----------
GROSS PROFIT                                             67,855          79,270
Selling, general and administrative expenses             44,560          35,583
                                                    -----------     -----------
OPERATING INCOME                                         23,295          43,687
Interest expense                                         11,603           9,283
                                                    -----------     -----------
INCOME BEFORE INCOME TAXES                               11,692          34,404
Income taxes                                              4,327          12,902
                                                    -----------     -----------
NET INCOME                                          $     7,365     $    21,502
                                                    ===========     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING           11,059,729      11,595,724

WEIGHTED AVERAGE COMMON AND COMMON
  EQUIVALENT SHARES OUTSTANDING                      15,056,304      15,938,749

NET INCOME PER COMMON SHARE : BASIC                 $      0.67     $      1.85
NET INCOME PER COMMON SHARE : DILUTED               $      0.49     $      1.35